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Item 77Q 1A

On August 18, 2005, the Board of Directors approved the following:

	Article II of the By-Laws of First Investors Government Fund, First Investors Cash Management Fund, First Investors Fund For Income, and Article III of the By-Laws of First Investors Investment Grade Fund, is amended to include the paragraph below.

	Shareholders entitled to vote may vote either in person or by proxy; provided, that either the Shareholder or his or her duly authorized agent or attorney-in-fact has (i) signed and dated a written instrument authorizing such proxy to act, or (ii) transmitted by electronic, telephonic, computerized, facsimile, telecommunication, telex, oral communication or other alternative to execution of a written instrument authorizing such proxy to act. Acceptable methods of authorizing a proxy to act shall be set forth in the proxy statement soliciting such proxy.


	Article II, Section 4 of the By-Laws of First Investors Cash Management Fund, First Investors Fund For Income, First Investors Government Fund is amended to delete "At every meeting of stockholders the holders of record of a majority of the outstanding shares of the stock of the Corporation entitled to vote at the meeting, whether present in person or represented by proxy, shall, except as otherwise provided by law, constitute a quorum."